Exhibit 99.1

Bazaarvoice, Inc. Names Lisa Pearson as Executive Vice President of Marketing

AUSTIN, Texas, December 7, 2012 — Bazaarvoice, Inc. (NASDAQ:BV), a leading social commerce solutions company, today announced the appointment of Lisa Pearson as Executive Vice President of Marketing. In her new role, Pearson will report to Stephen Collins, Chief Executive Officer, President and Chief Financial Officer, and will be responsible for driving overall marketing strategy and execution worldwide.

“We have continued to grow and expand our reach and capabilities globally, and our marketing organization has been a cornerstone of our progress,” said Mr. Collins. “Lisa’s deep marketing expertise, proven track record and inspirational leadership make her the right executive to continue growing our brand and our business.”

Ms. Pearson was previously the Vice President of Global Marketing for Bazaarvoice, where she led brand strategy, media relations, analyst relations and field enablement. She joined Bazaarvoice after 20 years in the marketing industry, including leadership roles at global agencies, DeVries and Euro RSCG, where she led work for clients, including American Express, IBM, Johnson & Johnson, Procter & Gamble, Sprint and many others.

“Social and digital have reshaped the way that consumers engage with brands,” said Pearson. “Marketing is at an inflection point, and the path forward is placing consumers at the center of every business decision. I am excited to work alongside our clients to innovate new ways to use the real voices of consumers to drive business change.”

Ms. Pearson succeeds Erin Mulligan Nelson, who held the Chief Marketing Officer role at Bazaarvoice since joining the company in 2010 and who has announced she will be leaving the company to pursue other ventures. As the Chief Marketing Officer, Ms. Nelson oversaw significant gains in brand penetration, partner growth, influencer advocacy and revenue growth. Ms. Nelson will stay on with the company through March of 2013 to ensure a seamless transition.

“Erin leaves an important legacy at Bazaarvoice. Her leadership, vision and commitment to customers helped shape our strategy, and I know that Erin will be successful in her future endeavors,” said Mr. Collins.

“I’m proud of what we have accomplished at Bazaarvoice, and there’s still more to come,” said Ms. Nelson. “Lisa is an amazing leader, and I know that the team and she will continue to build on the foundation that we’ve created. I look forward to seeing the team and the business grow and prosper.”

About Bazaarvoice

Bazaarvoice, a leading social commerce solutions company, assists clients in bringing the voice of the customer to the center of business strategy. With over 2,000 clients globally, including over half of the Internet Retailer 500, over 20 percent of the Fortune 500 and over one-third of the Fortune 100, Bazaarvoice helps clients to leverage social data derived from online word of mouth content to increase sales, acquire new customers, improve marketing effectiveness, enhance consumer engagement across channels, increase success of new product launches, improve existing products and services, effectively scale customer support, decrease product returns and enable retailers to launch and manage on-site advertising solutions and site monetization strategies. This online word of mouth content can be syndicated across Bazaarvoice’s global network of client websites, shopper media sites and mobile devices, making the user-generated content that digital consumers trust accessible at multiple points of purchase. Headquartered in Austin, Texas, Bazaarvoice has offices in Amsterdam, London, Munich, New York, Paris, San Francisco, Stockholm and Sydney. For more information, visit www.Bazaarvoice.com, read the blog at www.Bazaarvoice.com/blog, and follow on Twitter at www.twitter.com/Bazaarvoice.

Bazaarvoice Investor Relations Contact:

Bazaarvoice Investor Relations

Seth Potter

ICR, Inc. on behalf of Bazaarvoice, Inc.

646-277-1230

seth.potter@icrinc.com

Media Contact:

Emily Brady

Brady PR on behalf of Bazaarvoice, Inc.

650-692-6107

emily@bradypr.com

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